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                                                                    Exhibit 10.1
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                             CONTRIBUTION AGREEMENT

                          dated as of September 4, 2002

                                     between

              THE INDIVIDUALS AND ENTITIES SET FORTH ON SCHEDULE 1

                                as Contributors,

                                       and

                            FIRST STATES GROUP, L.P.

                         a Delaware limited partnership,

                                   as Acquiror

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                               Table of Contents
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ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION .................................................................    2

  1.1   Definitions ................................................................................    2
  1.2   Rules of Construction ......................................................................    7

ARTICLE II
CONTRIBUTION AND ACQUISITION; PAYMENT OF CONSIDERATION .............................................    8

  2.1   Contribution and Acquisition ...............................................................    8
  2.2   Consideration; Net Assets Adjustment .......................................................    8
  2.3   Partnership Agreement ......................................................................   11
  2.4   No Fractional Partnership Units ............................................................   11

ARTICLE III
CONTRIBUTORS' REPRESENTATIONS, WARRANTIES AND COVENANTS ............................................   11

  3.1   Organization and Power .....................................................................   11
  3.2   Authorization, No Violations and Notices ...................................................   11
  3.3   Interests ..................................................................................   12
  3.4   Brokerage Commission .......................................................................   12
  3.5   The Contributed Entities ...................................................................   12
  3.6   Indebtedness ...............................................................................   13
  3.7   Tax Matters with respect to Contributed Entities ...........................................   13
  3.8   Contracts and Agreements ...................................................................   14
  3.9   No Special Taxes ...........................................................................   14
  3.10  Compliance with Existing Laws ..............................................................   14
  3.11  Operating Agreements .......................................................................   15
  3.12  Warranties and Guaranties ..................................................................   15
  3.13  Insurance ..................................................................................   15
  3.14  Condemnation Proceedings; Roadways .........................................................   15
  3.15  Litigation .................................................................................   16
  3.16  Labor Disputes and Agreements ..............................................................   16
  3.17  Financial Statements .......................................................................   16
  3.18  Organizational Documents ...................................................................   17
  3.19  Operation of Real Property and Improvements ................................................   17
  3.20  Bankruptcy with respect to Contributed Entities ............................................   17
  3.21  Bulk Sale Compliance .......................................................................   17
  3.22  Investment Representations .................................................................   17
  3.23  Tax Matters with Respect to Contributors ...................................................   18
  3.24  Noncontravention ...........................................................................   18
  3.25  Properties Owned and Leased ................................................................   18
  3.26  Tenant Leases ..............................................................................   19
  3.27  Title ......................................................................................   19
  3.28  Environmental Matters ......................................................................   19
  3.29  Survival ...................................................................................   20

ARTICLE IV
ACQUIROR'S REPRESENTATIONS, WARRANTIES AND COVENANTS ...............................................   21

  4.1   Organization and Power .....................................................................   21
  4.2   Noncontravention ...........................................................................   21
  4.3   Litigation .................................................................................   21
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                                  (continued)
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  4.4   Bankruptcy .................................................................................   21
  4.5   No Brokers .................................................................................   21
  4.6   Valid Issuance of Partnership Units ........................................................   21
  4.7   Partnership Agreement ......................................................................   22


ARTICLE V
CONDITIONS TO OBLIGATIONS OF ACQUIROR ..............................................................   22

  5.1   Contributors' Deliveries ...................................................................   22
  5.2   Representations, Warranties and Covenants; Obligations of Contributors; Certificate ........   22
  5.3   No Injunction ..............................................................................   22
  5.4   Closing of 144A Offering ...................................................................   22

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF CONTRIBUTORS ..........................................................   22

  6.1   Acquiror's Deliveries ......................................................................   22
  6.2   Representations, Warranties and Covenants; Obligations of Acquiror; Certificate.............   22

ARTICLE VII
CLOSING; ADDITIONAL COVENANTS ......................................................................   23

  7.1   Closing ....................................................................................   23
  7.2   Contributors' Deliveries ...................................................................   23
  7.3   Acquiror's Deliveries ......................................................................   24
  7.4   Fees and Expenses; Closing Costs ...........................................................   24
  7.5   Right to Distribute Cash ...................................................................   24
  7.6   Right to Distribute Assets 25
  7.7   Payment of Commissions .....................................................................   25
  7.8   Acknowledgement and Release ................................................................   25

ARTICLE VIII
CONDEMNATION; RISK OF LOSS .........................................................................   26

  8.1   Condemnation ...............................................................................   26
  8.2   Risk of Loss ...............................................................................   26

ARTICLE IX
LIABILITY OF ACQUIROR; INDEMNIFICATION BY CONTRIBUTORS; RESTRICTION ON
DISPOSITION, TERMINATION RIGHTS ....................................................................   26

  9.1   Liability of Acquiror ......................................................................   26
  9.2   Indemnification by Contributors ............................................................   26
  9.3   Indemnity Procedures .......................................................................   27
  9.4   Restriction on Disposition of Real Property and Improvements ...............................   29
  9.5   Termination ................................................................................   29
  9.6   Effect of Termination ......................................................................   30

ARTICLE X
POWER OF ATTORNEY 30

 10.1   Grant of Power .............................................................................   30
 10.2   Nature of Power of Attorney .................................................................  31

ARTICLE XI
MISCELLANEOUS PROVISIONS ...........................................................................   31

 11.1   Completeness; Modification .................................................................   31
 11.2   Assignments ................................................................................   31
 11.3   Successors and Assigns .....................................................................   31
 11.4   Days .......................................................................................   31
 11.5   Governing Law; Jurisdiction ................................................................   31
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  11.6   Counterparts ..............................................................................   32
  11.7   Severability ..............................................................................   32
  11.8   Notices ...................................................................................   32
  11.9   Incorporation by Reference ................................................................   32
 11.10   Survival ..................................................................................   32
 11.11   Further Assurances ........................................................................   33
 11.12   No Partnership ............................................................................   33
 11.13   Time of Essence ...........................................................................   33
 11.14   Confidentiality ...........................................................................   33

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                             CONTRIBUTION AGREEMENT

        THIS CONTRIBUTION AGREEMENT ("Agreement"), dated as of the 4th day of September, 2002, between the individuals and entities set forth on Schedule 1 (collectively, the "Contributors"), and First States Group, L.P., a Delaware limited partnership (the "Acquiror"), provides:

                                    ARTICLE I
                       DEFINITIONS; RULES OF CONSTRUCTION

        1.1 Definitions. The following terms shall have the indicated meanings:

        "Acquiror" shall have the meaning set forth in the Preamble.

        "Act of Bankruptcy" shall mean if a party hereto or any general partner thereof shall (a) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) admit in writing its inability to pay its debts as they become due, (c) make a general assignment for the benefit of its creditors, (d) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect),
(e) be adjudicated bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, (g) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (h) take any corporate or partnership action for the purpose of effecting any of the foregoing; or if a proceeding or case shall be commenced, without the application or consent of a party hereto or any general partner thereof, in any court of competent jurisdiction seeking (1) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts, of such party or general partner, (2) the appointment of a receiver, custodian, trustee or liquidator or such party or general partner or all or any substantial part of its assets, or (3) other similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed; or an order (including an order for relief entered in an involuntary case under the Federal Bankruptcy Code, as now or hereafter in effect) judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 consecutive days.

        "Actual Net Assets," which may be a positive or negative number, means Adjustment Assets less Adjustment Liabilities, determined in accordance with Sections 2.2(d) and (e) hereof as of 12:01 a.m. E.S.T. on the Closing Date.

        "Adjustment Assets" means, with respect to a Contributed Entity, the sum of the following accounts (without duplication) of such Contributed Entity and any Intermediate Entity or Owning Entity that is wholly-owned by such Contributed Entity: (i) cash and cash equivalents, (ii) all security deposits or escrow accounts held for the benefit of any of such entities, (iii) marketable securities, (iv) accounts receivable and notes receivable (including

                                        2

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amounts due from related entities), (v) pre-paid expenses (including without limitation utility charges and items under the Operating Agreements), (vi) pre-paid taxes, (vii) pledge accounts and (viii) any other current assets; in each case determined in accordance with generally accepted accounting principles applied consistently with the preparation of the Financial Statements; provided however that (i) an aggregate allowance of $25,000 for uncollectible accounts shall be reflected in the accounts receivable of the Contributed Entities (other than Strategic Alliance Realty, LLC), allocated among such Contributed Entities pro rata in accordance with their respective accounts receivable balances; and
(ii) in the case of First States Partners II, L.P., all accounts shall be adjusted to reflect the acquisition by Acquiror of an 89% interest.

        "Adjustment Liabilities" means, with respect to a Contributed Entity, the sum of the following accounts (without duplication) of such Contributed Entity and any Intermediate Entity or Owning Entity that is wholly-owned by such Contributed Entity: (i) accounts payable and notes payable (including amounts due to related entities , line of credit borrowings and long-term debt other than that secured by mortgages or deeds of trust on the Real Property), (ii) all security deposits or escrow accounts held for the benefit of tenants or parties other than Contributed Entities, Intermediate Entities and Owning Entities,
(iii) accrued tax liabilities, (iv) accrued expenses (including without limitation utility charges and items under the Operating Agreements), (v) deferred revenue and (vi) any other current liabilities (other than the current portion of long-term liabilities); in each case determined in accordance with generally accepted accounting principles applied consistently with the preparation of the Financial Statements; provided however that (i) in the case of First States Partners II, L.P., all accounts shall be adjusted to reflect the acquisition by Acquiror of an 89% interest and (ii) the accounts set forth on
Schedule 1.1(a) hereto shall be excluded from Adjustment Liabilities.

        "Aggregate Cash Factor" means the number determined with respect to each Contributed Entity and set forth on Schedule 2 hereto that has been calculated by taking the sum of the Cash Factors of each Contributor owing an interest in such Contributed Entity.

        "Assignment and Assumption Agreements" shall mean, collectively, those certain assignment and assumption agreements by and between each of the Contributors and the Acquiror.

        "Authorizations" shall mean all licenses, permits and approvals required by any governmental or quasi-governmental agency, body or officer for the ownership, operation and use of the Real Property and Improvements and the Brokerage Business or any part thereof, including without limitation, certificates of occupancy, zoning approvals and business licenses

        "Brokerage Business" shall mean all brokerage contracts by and between Strategic Alliance and its clients.

        "Cash Factor" means the number determined with respect to each Contributor owning a Contributor's Interest in each Contributed Entity and set forth on Schedule 2 hereto that has been calculated by multiplying such Contributor's ownership percentage in such Contributed Entity by the percentage of the Purchase Price of such Contributed Entity that such Contributor has elected to receive in cash.

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        "Closing" shall mean the Closing of the contribution and acquisition of the Contributed Interests pursuant to this Agreement.

        "Closing Date" shall mean the date on which the Closing occurs.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Common Shares" shall mean common shares of beneficial ownership of the REIT.

        "Consideration" shall have the meaning set forth in Section 2.2 hereof.

        "Contributed Entities" shall mean, collectively, Chester Court Realty, L.P., First States Chester LLC, Dresher Court Realty, L.P., First States Dresher LLC, First States Holdings, L.P., First States Holdings, LLC, First States Management, LLC, First States Partners, L.P., First States Partners II, L.P., First States Partners III, L.P., First States Properties, L.P. and Strategic Alliance Realty, LLC.

        "Contributors" shall have the meaning set forth in the Preamble.

        "Contributor's Interest" means, with respect to each Contributor, all right, title and interest of such Contributor in and to the interests set forth opposite such Contributor's name on Schedule 1 hereto.

        "Disposition Fee" means a fee payable to Glencourt Management, Inc. with respect to the properties owned by each Contributed Entity in the amount set forth with respect to such Contributed Entity on Schedule 2 hereto.

        "Environmental Law" shall mean: (i) the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Sections 9601 et seq.), as amended; (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), as amended;
(iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. Sections 11001 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. Sections 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. Sections 1251 et seq.), as amended; (vi) the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), as amended; (vii) the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), as amended; (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Sections 136 et seq.), as amended; (ix) the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.), as amended; (x) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i) - (ix) of this definition; (xi) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or to implement the statutes, laws, ordinances and amendments listed in parts
(i) - (x) of this definition; and (xii) any other law, statute, ordinance, amendment, rule, regulation, or order relating to environmental matters or Hazardous Materials.

        "Escrow" has the meaning set forth in Section 2.2.

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        "Escrow Agent" means the person defined as such in the Escrow Agreement.

        "Escrow Agreement" means the escrow agreement in substantially the form of Exhibit "A" hereto to be executed and delivered at the Closing.

        "Estimated Net Assets Adjustment," which may be a positive or negative number, means Adjustment Assets less Adjustment Liabilities as determined in good faith by the Contributors and approved by the Acquiror as of July 31, 2002 or such other mutually acceptable date chosen by the parties.

        "Fair Market Value" shall mean, as of any day, (i) the average of the closing price for the previous 10 trading days of the Common Shares on the principal securities market, exchange or trading system on which the Common Shares are regularly traded or (ii) if the Common Shares are not then traded on a securities market, exchange or system the fair market value of the Common Shares as determined in good faith by the Board of Trustees of the REIT.

        "Financial Statements" shall mean the financial statements of American Financial Real Estate Group ("AFREG") and the notes thereto attached hereto as
Schedule 3.17, as is included in pages F-1 to F-17 of the offering memorandum of the REIT prepared in connection with the 144A Offering.

        "FIRPTA Certificates" shall mean the affidavit of each of the Contributors under Section 1445 of the Code certifying that such Contributor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder), in form and substance satisfactory to the Acquiror.

        "Governmental Authority(ies)" shall mean any commission, department or body of any municipality, township, city, county, state or Federal governmental unit having jurisdiction over any of the Property or the ownership, management, operation, use or improvement thereof.

        "Hazardous Conditions" refers to the presence on, in or about any of the Properties (including ground water) of Hazardous Materials, the concentration, condition, quantity, location or other characteristics of which fail to comply with applicable Environmental Laws.

        "Hazardous Material" shall mean any chemical, substance, waste, material, equipment or fixture defined as or deemed hazardous, toxic, a pollutant, a containment, or otherwise regulated under any Environmental Law, including, but not limited to, petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCBs, and asbestos and asbestos containing materials.

        "Improvements" shall mean all buildings, improvements, fixtures and other items of real estate located on the Real Property.

        "Insurance Policies" shall mean those certain policies of insurance described on Schedule 3.13 hereto.

        "Intermediate Entities" shall have the meaning set forth in Section 3.7(b) hereto.

        "Offering Price" shall mean the price per Common Share paid by the purchasers in the 144A Offering.

        "144A Offering" shall mean the private placement by the REIT of Common Shares with gross proceeds to the REIT of not less than $150,000,000.

        "Operating Agreements" shall mean, collectively, the management agreements, service contracts, supply contracts, equipment leases and other agreements, if any, in effect with respect to the construction, ownership, operation, occupancy or maintenance of the Real Property and Improvements, but excluding in all cases leases for the Real Property.

        "Organizational Documents" shall mean, collectively, the current partnership agreement and certificate of limited partnership, current operating agreement and certificate of organization or bylaws and articles of incorporation, as applicable, in all cases as amended through the date hereof, of each of the Contributors.

        "Owning Entities" (or "Owning Entity") shall mean any entity who owns (or is a tenant under a ground or master lease) any of the Real Property or Improvements

        "Partnership Agreement" means the Amended and Restated Partnership Agreement of Acquiror, in substantially the form of Exhibit "B" hereof, to be executed and delivered at the Closing.

        "Partnership Units" shall mean units of limited partnership in the Acquiror.

        "Partnerships" shall mean, collectively, (i) Chester Court Realty, L.P., a Pennsylvania limited partnership, (ii) Dresher Court Realty, L.P., a Pennsylvania limited partnership, (iii) First States Partners, L.P., a Pennsylvania limited partnership, (iv) First States Properties, L.P., a Pennsylvania limited partnership, (v) First States Partners II, L.P., a Pennsylvania limited partnership, (vi) First States Partners III, L.P., a Delaware limited partnership and (vii) First States Holdings, L.P., a Delaware limited partnership.

        "Permitted Exceptions" shall mean (i) those exceptions with respect to each Real Property (other than the Principal Office Properties) which are of record as of the date of the closing of the original purchase by the Owning Entity of such Real Property and (ii) with respect to the Principal Office Properties those exceptions which are shown on Schedule 3.27.

        "Post-Closing Adjustment" means the difference between Actual Net Assets and the Estimated Net Assets Adjustment.

        "Principal Office Properties" shall mean 123 South Broad Street, Philadelphia, PA; Jenkins Court, Jenkintown, PA; 177 Meeting Street, Charlestown, SC and 50 West Market Street, West Chester, PA.

        "Property" shall mean all of the Real Property, Improvements and personally contributed to Acquiror under this Agreement.

        "Purchase Price" shall have the meaning set forth in Section 2.2.

        "Real Property" shall mean the real property owned, directly or indirectly, by the Contributed Entities.

        "Registration Rights Agreement" shall mean a registration rights agreement, in substantially the form of Exhibit "C" hereto, to be executed and delivered by the REIT and the Contributors at the Closing.

        "REIT" shall mean American Financial Realty Trust, a Maryland real estate investment trust.

        "Retained Indebtedness" shall mean the indebtedness listed on Schedule
3.6 and all indebtedness otherwise accounted for in the Financial Statements, including the notes related thereto.

        "SAR" shall mean Strategic Alliance Realty, LLC, a Pennsylvania limited liability company.

        "Tenant Leases" shall have the meaning set forth in Section 3.26.

        "Title Insurance" shall have the meaning set forth in Section 3.27.

        "Unit Factor" means the number determined with respect to each Contributor owning a Contributor's Interest in each Contributed Entity and set forth on Schedule 2 hereto that has been calculated by multiplying such Contributor's ownership percentage in such Contributed Entity by the percentage of the Purchase Price of such Contributed Entity that such Contributor has elected to receive in Partnership Units.

        "Warrants" shall have the meaning set forth in Section 2.2(a).

        1.2 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

                (a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

                (b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

                (c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                (d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

                                   ARTICLE II
                          CONTRIBUTION AND ACQUISITION;
                            PAYMENT OF CONSIDERATION

        2.1 Contribution and Acquisition. Each of the Contributors agrees, at the Closing, to contribute, assign and transfer its Contributor's Interest to the Acquiror and the Acquiror agrees to accept and acquire each Contributor's Interest in exchange for the Consideration and in accordance with the terms and conditions set forth herein. The parties agree that the Acquiror has the right to designate an alternate entity or person to take title to any of the Contributors' Interests at the time of Closing.

        2.2     Consideration; Net Assets Adjustment.

                (a) The consideration (the "Consideration") for the contribution of each Contributed Entity shall consist of Partnership Units and cash having an aggregate value equal to the Purchase Price for such Contributed Entity and, with respect to First States Partners, II, L.P., warrants (the "Warrants"), in substantially the form attached hereto as Exhibit "D", to purchase, at an exercise price equal to the Offering Price, an aggregate number of Partnership Units equal to (i) the Purchase Price for First States Partners II, L.P. as determined pursuant to this Section 2.2 as of the Closing, but without deduction for the Disposition Fee, (ii) multiplied by 0.1235955, (iii) divided by the Offering Price, and shall be payable as provided in this Section
2.2. The Warrants shall be allocated pro rata among each of the Contributors owning a Contributor's Interest in First States Partners II, L.P. A Disposition Fee shall be payable with respect to each Contributed Entity (other than SAR) as provided in Section 2.2(d). The "Purchase Price" for SAR shall be $1,428,571. The "Purchase Price" for each Contributed Entity (other than SAR) shall be the base purchase price ("Base Purchase Price") set forth with respect to such Contributed Entity on Schedule 2 hereto, minus the Disposition Fee set forth with respect to such Contributed Entity on Schedule 2 (the amount so determined, the "Initial Purchase Price"), plus or minus the Estimated Net Assets Adjustment for such Contributed Entity (the amount so determined, the "Estimated Purchase Price"), plus or minus the Post-Closing Adjustment for such Contributed Entity.
Schedule 2 hereto sets forth with respect to each Contributed Entity (other than SAR) (i) the Base Purchase Price, (ii) the Disposition Fee, (iii) the Unit Factor and Cash Factor of each Contributor owning a Contributor's Interest therein and (iv) the Aggregate Cash Factor.

                (b) Set forth on Schedule 2.2 hereto is the calculation of the Estimated Net Assets Adjustment, including each item of Adjustment Assets and Adjustment Liabilities, for each Contributed Entity (other than SAR). In the case of each Contributed Entity (other than SAR) as to which the Estimated Net Assets Adjustment is a positive number, the Initial Purchase Price of such Contributed Entity shall be increased by such amount as of the Closing. In the case of each Contributed Entity (other than SAR) as to which the Estimated Net Assets Adjustment is a negative number, the Initial Purchase Price of such Contributed Entity shall be decreased by such amount as of the Closing.

                (c) At the Closing, Acquiror shall pay the Estimated Purchase Price for each Contributed Entity (other than SAR) by (i) issuance to each Contributor owning a Contributor's Interest in such Contributed Entity of a number of Partnership Units equal to (A) the Estimated

Purchase Price, (B) divided by the Offering Price, (C) multiplied by such Contributor's Unit Factor; (ii) payment in immediately available funds to each Contributor owning a Contributor's Interest in such Contributed Entity in an amount equal to (A) the Estimated Purchase Price, (B) multiplied by such Contributor's Cash Factor, (C) multiplied by .98; and (iii) deposit into escrow pursuant to the terms of the Escrow Agreement of immediately available funds (the "Escrow") in an aggregate amount equal to (A) the Estimated Purchase Price,
(B) multiplied by the Aggregate Cash Factor, (C) multiplied by .02.

                (d) At the Closing, the Acquiror shall pay the Purchase Price for SAR by the issuance to each Contributor owning a Contributor's Interest therein of a number of Partnership Units equal to (i) the Purchase Price, (ii) divided by the Offering Price.

                (e) At the Closing, the Acquiror shall release to Glencourt Management, Inc. the Disposition Fee with respect to each Contributed Entity.

                (f) As promptly as practicable after the Closing, but in no case more than 60 days thereafter, Acquiror shall deliver to Nicholas S. Schorsch, acting on behalf of all of the Contributors (the "Contributor Representative") a schedule, which shall have been approved by Rock J. Tonkel, Jr. or such other independent trustee or trustees of the REIT as may be selected by the Board of Trustees of the REIT, acting on behalf of the REIT (the "Independent Trustee"), setting forth the calculation of Actual Net Assets and the Post-Closing Adjustment with respect to each Contributed Entity (other than SAR), including each item of Adjustment Assets and Adjustment Liabilities. Within 10 days after the determination of the Post-Closing Adjustment becomes final and binding on the parties, (i) in the case of each Contributed Entity (other than SAR) as to which Actual Net Assets is greater than Estimated Net Assets Adjustment, Acquiror shall (A) make a payment to each Contributor that contributed a Contributor's Interest in such Contributed Entity in an amount equal to such Contributor's Cash Factor, multiplied by the Post-Closing Adjustment and (B) issue to each Contributor that contributed a Contributor's Interest in such Contributed Entity a number of Partnership Units equal to (I) the Post-Closing Adjustment, (II) divided by the Offering Price, (III) multiplied by such Contributor's Unit Factor and (ii) in the case of each Contributed Entity (other than SAR) as to which Actual Net Assets is less than Estimated Net Assets, (A) a payment in an amount equal to the Aggregate Cash Factor, multiplied by the Post-Closing Adjustment shall be made to Acquiror from the Escrow and (B) Acquiror shall cancel a number of Partnership Units held by each Contributor that contributed a Contributor's Interest in such Contributed Entity equal to (I) the Post-Closing Adjustment, (II) divided by the Offering Price, (III) multiplied by such Contributor's Unit Factor. As promptly as practicable thereafter, the remaining balance, if any, of the Escrow relating to such Contributed Entity shall be distributed to the Contributors that contributed a Contributor's Interest in such Contributed Entity, pro rata in accordance with their respective Cash Factors.

                (g) If the Contributor Representative disputes any item in the calculation of Actual Net Assets or the Post-Closing Adjustment, the Contributor Representative shall notify the Independent Trustee, in writing ("Dispute Notice"), of each disputed item and specify the amount thereof in dispute within 30 days after delivery to the Contributor Representative of the determination by Acquiror. In the absence of fraud, the determination of Actual Net Assets and the Post-Closing Adjustment shall become final and binding upon the parties if no dispute relating thereto shall have been asserted within such 30 day period. If the Independent Trustee and the Contributor Representative cannot resolve any such dispute within 30 days after delivery of such Dispute Notice, then upon demand of either party, such dispute will be resolved by an independent accounting firm mutually acceptable to the Independent Trustee and the Contributor Representative, after hearing the views of the parties. If the Independent Trustee and the Contributor Representative cannot agree upon a mutually acceptable independent accounting firm within ten business days of such demand, the Independent Trustee and the Contributor Representative will each select a nationally recognized independent accounting firm, and the two independent accounting firms so selected shall select a third nationally recognized independent accounting firm. Such third independent accounting firm shall resolve the dispute and, in absence of manifest error, such resolution will be final and binding on the parties. All fees and expenses of the independent accounting firm or firms shall be borne by the unsuccessful (or less successful) party as determined by the independent accounting firm.

                (h) All Partnership Units and the Warrants issuable as Consideration pursuant to this Agreement shall be issued, and shall be deemed for all purposes to be issued, as of the Closing Date. During the period from the Closing until the Post-Closing Adjustment with respect to all of the Contributed Entities becomes final and binding on the parties, the Contributors shall be deemed for all purposes, including without limitation, for purposes of any dividends or other distributions to the holders of Partnership Units, to be the holder of the Partnership Units issued at the Closing pursuant to Section 2.2(c) hereof. If any dividend or other distribution is made on the Partnership Units during such period and the number of Partnership Units issuable as Consideration pursuant to this Agreement is thereafter adjusted in connection with the determination of the Post-Closing Adjustment, Acquiror shall pay to the Contributors the amount of any underpayment or the Contributors shall return to Acquiror the amount of any overpayment, as the case may be, within ten days of the time the determination of the Post-Closing Adjustment becoming binding on the parties. As soon as practicable after the determination of the Post-Closing Adjustment becomes final and binding on the parties hereto, Acquiror shall cause to be delivered to the Contributors certificates representing the Partnership Units and the Warrants issuable as Consideration hereunder; provided however, that, (i) upon demand at any time during such period by the holders of a majority of the Partnership Units issued at the Closing, Acquiror shall deliver to the holders of the Partnership Units issued at the Closing hereunder certificates representing such Partnership Units; provided that, in such case, Acquiror shall hold in escrow certificates representing two percent (2%) of such Partnership Units until the Post-Closing Adjustment becomes final and binding on the parties.

                (i) The parties agree that, to the extent that the Contributors receive Partnership Units, the transfer of the Contributors' Interests to the Acquiror shall be treated on their respective federal income tax returns as a contribution of the Contributors' Interests to the Acquiror in exchange for a partnership interest in the Acquiror that qualifies as a tax-free contribution under Section 721 of the Code, but the Acquiror makes no representation or warranty with respect to such tax treatment.

                (j) Notwithstanding any other provision of this Agreement, the Acquiror shall pay to the Contributors listed on Schedule 2.2(j) in cash (in lieu of the application of the Cash Factors and Units Factors set forth on
Schedule 2) the portion, if any, of the Consideration in excess of the Initial Purchase Price payable with respect to each Contributed Entity as to which such Contributor is contributing a Contributor's Interest.

        2.3 Partnership Agreement. Each Contributor receiving any portion of the Consideration in Partnership Units shall, upon receipt of the Partnership Units, become a limited partner of the Acquiror and shall execute the Partnership Agreement at the Closing.

        2.4 No Fractional Partnership Units. No fractional Partnership Units will be issued as Consideration or paid or repaid as part of any adjustment at Closing or thereafter hereunder. In lieu of any such fractional Partnership Units, the value thereof shall be paid in cash at a per unit price equal to the Offering Price.

                                   ARTICLE III
             CONTRIBUTORS' REPRESENTATIONS, WARRANTIES AND COVENANTS

        To induce the Acquiror to enter into this Agreement and to purchase the Contributed Interests, each Contributor hereby makes (i) severally (and not jointly) the representations and warranties set forth below solely to the extent such representations and warranties relate to such Contributor and (ii) jointly and severally the representations and warranties set forth below solely to the extent such representations and warranties relate to a Contributed Entity in which such Contributor owns a Contributor's Interest:

        3.1 Organization and Power. Each Contributor, unless an individual, is a corporation, general or limited partnership, insurance company or trust duly formed and validly existing and in the case of a corporation or an insurance company in good standing under the law of its jurisdiction of formation, all as set forth on Schedule 3.1. Each Contributor has the requisite power and authority to execute and deliver this Agreement and any other document or instrument required to be executed and delivered hereunder, to perform its obligations and to consummate the transactions contemplated hereby and thereby.

        3.2     Authorization, No Violations and Notices.

                (a) The execution, delivery and performance of this Agreement by the Contributors, and the consummation of the transactions contemplated hereby have been duly authorized, adopted and approved by the partners, manager(s) and board of directors of the Contributors for each Contributor which is a partnership, limited liability company or a non-profit corporation, business corporation or insurance company, respectively, to the extent required by each entities organizational documents and applicable law. No other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed by the entities and individuals set forth on Schedule 1 and is a valid and binding obligation enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to the enforcement of creditors' rights and remedies or by other equitable principles of general application.

                (b) Except as set forth on Schedule 3.2(b), neither the execution, delivery, or performance by the Contributors of this Agreement, nor the consummation of the transactions contemplated hereby and under any document executed pursuant hereto will:

                        (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation or imposition of any lien, security interest, charge, or encumbrance upon any of the Real Property, Improvements, properties or assets of the Contributed Entities, or the breach of any right of first refusal, right of first offer, purchase option or other right to acquire any Real Property or Improvements under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument, or obligation to which the Contributed Entities is a party, or by which the Contributed Entities may be bound or affected, or to which the Contributed Entities or its properties or assets or the Real Property or Improvements may be subject; or

                        (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to the Contributed Entities or its property or assets or the Real Property or Improvements.

        3.3 Interests. The Contributors' Interests and, except as set forth on Schedule 3.3, all interests in the Owning Entities and Intermediate Entities will be free and clear of all liens and encumbrances on the Closing Date and the Contributors have good, merchantable title thereto and the right to convey their interests in accordance with the terms of this Agreement. Upon delivery of the Assignment and Assumption Agreements to the Acquiror at Closing, good valid and merchantable title to the Contributors' Interests, free and clear of all liens and encumbrances, will pass to the Acquiror.

        3.4 Brokerage Commission. Except as set forth on Schedule 3.4, the Contributors have not engaged the services of, nor have they or will they or Acquiror become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transactions described herein on account of any action by the Contributors.

        3.5     The Contributed Entities.

                (a) First States Partners II, L.P., First States Properties, L.P., Chester Court Realty, L.P., First States Partners, L.P. and Dresher Court Realty, L.P. are limited partnerships duly formed, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania. First States Partners III, L.P. and First States Holdings, L.P. are limited partnerships duly formed, validly existing and in good standing under the laws of the State of Delaware. All the Partnerships have all requisite powers necessary to carry on their respective businesses as now conducted, to own, lease and operate their properties.

                (b) Strategic Alliance Realty, LLC, First States Chester LLC and First States Dresher LLC are limited liability companies duly formed, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania. First States Holdings, LLC and First States Management, LLC are limited liability companies duly formed, validly existing and in good standing under the laws of the State of Delaware. Each such limited liability company has all requisite power necessary to carry on its business as now conducted, to own, lease and operate its properties.

                (c) Except for the Contributors, no party has any interest in the Contributed Entities, the right or option to acquire any interest in the Contributed Entities or the property or any portion thereof.

        3.6 Indebtedness. Except for indebtedness, obligations or liabilities as set forth on Schedule 3.6, any trade debt incurred by the Owning Entities in the ordinary course of business and not more than 30 days delinquent or indebtedness, obligations or liabilities reflected on the Financial Statements, including the notes thereto, (i) the Contributed Entities, the Owning Entities and any Intermediate Entities shall not have any indebtedness or other financial obligation or liability of the type required to be reflected as a liability on a balance sheet prepared in accordance with generally accepted accounting principals outstanding on the Closing Date under this Agreement and
(ii) there shall be no indebtedness secured by the Real Property or Improvements.

        3.7     Tax Matters with respect to Contributed Entities.

                (a) Except as set forth on Schedule 3.7, the Contributed Entities have filed when due (or due on extension) all federal income tax returns (including K-1s for each partner of a Partnership) and applicable state and local income tax returns required to be filed with the United States Government and with all states and political subdivisions thereof where any such returns are required to be filed and where the failure to file such return or report would subject the Contributed Entities or their partners/members to any material liability or penalty. To the knowledge of the Contributors, all tax returns and reports filed by such Contributed Entities are true and correct in all material respects. All material taxes imposed by the United States, or by any foreign country, or by any state, municipality, subdivision, or instrumentality of the United States or of any foreign country or by any other taxing authority, which are due and payable by the Contributed Entities have been paid in full or adequately provided for by reserves shown in their records and books of account and in the Contributed Entities' financial information. Except as set forth on Schedule 3.7, no Contributed Entity is currently delinquent in the payment of any tax, assessment, or governmental charge (except for tax assessments or governmental charges being contested) and has no tax deficiency or claim outstanding, assessed, or proposed in writing. Except as set forth on Schedule 3.7, the Contributed Entities have not obtained or received any extension of time (beyond the Closing Date) for the assessment of deficiencies for any years or waived or extended the statute of limitations for the determination or collection of any tax. Except as set forth on Schedule 3.7, to the Contributors' knowledge no unassessed tax deficiency is proposed or threatened against the Contributed Entities. There are no tax liens, whether imposed by the United States, any state, local, or other taxing authority, outstanding against any Contributed Entity or its assets. The federal, state, and local tax returns of the Contributed Entities have not been audited, nor has any such entity received any notice of any federal state, or locate audit.

                (b) Except as set forth on Schedule 3.7, to the Contributors' knowledge, all material taxes, rental taxes or the equivalent, and all interest and penalties due thereon, required to be paid or collected by the Contributed Entities or the Owning Entities in connection with the operation of the Real Property, Improvements and the Brokerage Business have been collected, and will have been collected as of the Closing Date, and/or paid to the appropriate governmental authorities, as required or such amounts shall be pro-rated as of date hereof and the Closing Date.

Except as set forth on Schedule 3.7, to the Contributors' knowledge, the Contributed Entities, Owning Entities and any entity between the Contributed Entities and the Owning Entities, if any, and which are controlled by the Contributors or Contributed Entities, directly or indirectly, (the "Intermediate Entities") have filed all necessary returns and petitions required to be filed through the date hereof, and will have filed, all necessary returns and petitions required to be filed through the Closing Date. The Contributed Entities shall prepare and file all federal and state income tax returns for the tax period ending on the Closing Date, which shall reflect the termination for tax purposes of the Contributed Entities. If requested by the Acquiror, the Contributors shall cause any or all of the Contributed Entities that are classified as partnerships for federal income tax purposes to make an election under Section 754 of the Code for the period ending on the Closing Date.

                (c) Each Contributed Entity, Intermediate Entity, and Owning Entity qualifies, and has qualified during its entire existence, as a partnership or disregarded entity for federal income tax purposes, and not as a corporation, an association taxable as a corporation, or a publicly traded partnership. No Contributed Entity, Intermediate Entity, or Owning Entity has elected (or will elect prior to Closing) to be treated as an association taxable as a corporation for federal income tax purposes under Treasury regulations section 301.7701-3.

        3.8 Contracts and Agreements. Except as set forth on Schedule 3.8 and the Operating Agreements, there is no loan agreement, service agreement, management contract parking agreement, maintenance agreement, guarantee, note, bond, indenture or other debt instrument, lease or other contract to which the Contributed Entities, any Intermediate Entity or any Owning Entity is a party or by which any of their assets are bound which is not terminable on thirty (30) days or less notice without penalties. The Contributed Entities, Intermediate Entities and the Owning Entities are not in default under any Operating Agreement or agreement listed on Schedule 3.8 with respect to (i) an amount in excess of $1,000, or (ii) any other material term thereof.

        3.9 No Special Taxes. The Contributors, Owning Entities and Intermediate Entities have no actual knowledge of, nor have they received any written notice of, any special taxes or assessments relating to the Contributed Entities or the Real Property, the Improvements, the Brokerage Business or any part thereof or any planned public improvements that may result in a special tax or assessment against the Real Property and Improvements.

        3.10 Compliance with Existing Laws. The Contributed Entities, Intermediate Entities and Owning Entities possess all Authorizations, each of which is valid and in full force and effect, and, to Contributors' actual knowledge, no provision, condition or limitation of any of the Authorizations has been breached or violated which could reasonably be expected to have a material adverse effect on the Contributed Entities. The Contributed Entities, Intermediate Entities and Owning Entities have not misrepresented or failed to disclose any material relevant fact in obtaining all Authorizations, and the Contributors have no actual knowledge of any change in the circumstances under which those Authorizations were obtained that result in their termination, suspension, modification or limitation. The Contributors have no actual knowledge, nor have they or the Owning Entities received written notice within the past three years, of any existing violation, excluding any environmental violations, which remains uncured as of the date hereof, of any provision of any applicable building, zoning, subdivision or other governmental ordinance, resolution, statute, rule, order or regulation, including but not limited to those of insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Real Property or Improvements or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof and other than those which could not reasonably be expected to have a material adverse effect on the Real Property.

        3.11 Operating Agreements. All of the Operating Agreements in force and effect as of the date hereof are listed on Schedule 3.11 attached hereto The Contributed Entities, Intermediate Entities and Owning Entities have performed all of their obligations under each of the Operating Agreements and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a material default under any of the Operating Agreements. The Contributed Entities shall not enter into any new management agreement, maintenance or repair contract, supply contract, lease in which it is lessee or other agreements with respect to the Real Property and Improvements, nor shall the Contributed Entities enter into any agreements modifying the Operating Agreements, unless (a) any such agreement or modification will not bind the Acquiror, the Real Property or Improvements or the Contributed Entities after the Closing Date, (b) the Contributors have obtained the Acquiror's prior written consent to such agreement or modification, which consent shall not be unreasonably withheld or delayed, or (c) such agreement or modification is made in the ordinary course of business consistent with past practices, and, if it (in combination with any related agreement or modification) exceeds an amount in excess of $50,000, reasonable prior written notice shall have been given to Acquiror.

        3.12 Warranties and Guaranties. The Contributed Entities, Intermediate Entities and Owning Entities shall not before Closing, release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements or any part thereof, except in the ordinary course of business or with the prior written consent of the Acquiror, which consent shall not be unreasonably withheld or delayed.

        3.13 Insurance. Except as set forth on Schedule 3.13, all of the Contributed Entities', Intermediate Entities' and Owning Entities' Insurance Policies are valid and in full force and effect, all premiums for such policies were paid when due and all future premiums for such policies (and any replacements thereof) shall be paid by the Contributed Entities on or before the due date therefor. The Contributed Entities shall pay all premiums on, and shall not cancel or voluntarily allow to expire, any of the Contributed Entities', Intermediate Entities' and Owning Entities Insurance Policies prior to the Closing Date unless such policy is replaced, without any lapse of coverage, by another policy or policies providing coverage at least as extensive as the policy or policies being replaced. The Contributed Entities, Intermediate Entities and Owning Entities shall name the Acquiror as an additional insured on each of the Contributed Entities', Intermediate Entities' and Owning Entities' Insurance Policies.

        3.14 Condemnation Proceedings; Roadways. The Contributors, Contributed Entities, Intermediate Entities and Owning Entities have received no written notice of any condemnation or eminent domain proceeding pending or threatened against the Real Property or Improvements or any part thereof. The Contributors have no actual knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property which could reasonably be expected to have a material adverse effect on the Real Property.

        3.15 Litigation. Except as set forth on Schedule 3.15, there is no action, suit, claim or proceeding pending or known to be threatened in writing against or affecting the Contributed Entities, Intermediate Entities or Owning Entities or their property or any Contributor or the Real Property or Improvements in any court, before any arbitrator or before or by any governmental agency which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or seeks restraint, prohibition, damages or other relief in connection with this Agreement or any other material agreement or instrument to which the Contributed Entities, Intermediate Entities or Owning Entities are a party or by which they are bound and that is or is to be used in connection with, or is contemplated by, this Agreement, (b) could reasonably be expected to materially and adversely affect the business, financial position or results of operations of the Contributed Entities or Real Properties or Improvements, (c) could reasonably be expected to materially and adversely affect the ability of the Contributed Entities or Contributors or Owning Entities to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (d) could reasonably be expected to create a lien on the Real Property and Improvements, any part thereof or any interest therein, or (e) could reasonably be expected to otherwise materially adversely affect the Real Property and Improvements, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

        3.16 Labor Disputes and Agreements. The Contributed Entities, Intermediate Entities and Owning Entities currently have no labor disputes pending or, threatened as to the operation or maintenance of the Real Property and Improvements or any part thereof. Except as set forth on Schedule 3.16, the Contributed Entities, Intermediate Entities and Owning Entities are not a party to any union or other collective bargaining agreement with employees employed in connection with the ownership, operation or maintenance of the Real Property and Improvements. The Acquiror will not be obligated to give or pay any amount to any employee of the Contributed Entities, Intermediate Entities and Owning Entities and the Acquiror shall not have any liability under any pension or profit sharing plan that the Contributed Entities, Intermediate Entities and Owning Entities may have established with respect to the Real Property and Improvements or their or its employees.

        3.17 Financial Statements. To the best of the Contributors' knowledge, except as otherwise disclosed in writing to the Acquiror, the Financial Statements fairly present the financial position of the Contributed Entities and the results of the operations of the Real Property and Improvements and the Brokerage Business, as the case may be, for the periods indicated, except certain of such statements do not have certain footnotes or schedules that may otherwise be required by GAAP. If requested by the Acquiror, the Contributors will forward promptly all four-week period ending financial information they receive from the Contributed Entities. Contributors' financial information is prepared based on information provided by the Contributed Entities based on books and records maintained by the Contributed Entities in accordance with the Contributed Entities' accounting system. To the best of Contributors' knowledge, since May 31, 2002 there has been no material adverse change in the financial condition or in the operations of the Real Property, the Improvements or the Brokerage Business, as the case may be.

        3.18 Organizational Documents. The Organizational Documents of the Contributed Entities are in full force and effect and have not been modified or supplemented since May 31, 2002, and no fact or circumstance has occurred that, by itself or with the giving of notice or the passage of time or both, would constitute a default thereunder.

        3.19 Operation of Real Property and Improvements. The Contributors covenant that between the date hereof and the date of Closing they will make commercially reasonable efforts to cause the Contributed Entities to (a) operate the Real Property, Improvements and the Brokerage Business only in the manner consistent with the Contributed Entities' prior practice, (b) maintain their books of account and records in the usual, regular and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years, and (c) use all reasonable efforts to preserve intact their present business organization, keep available the services of their present officers and employees and preserve their relationships with suppliers and others having business dealings with them. The Contributors shall make good faith efforts to encourage the Contributed Entities to operate their respective businesses in generally the same manner as the Contributed Entities did prior to the execution of this Agreement. Except as otherwise permitted hereby, from the date hereof until Closing, the Contributors shall use its good faith efforts to ensure that the Contributed Entities shall not take any action or fail to take action the result of which (i) would have a material adverse effect on the Real Property and Improvements with respect to the Partnerships and the Brokerage Business with respect to Strategic Alliance or the Acquiror's ability to continue the operation thereof after the Closing Date in substantially the same manner as presently conducted, (ii) with respect to the Partnerships, would reduce or cause to be reduced any rents or any other charges over which Contributors have operational control other than such reductions which are made in the ordinary course of business or (iii) would cause any of the representations and warranties contained in this Article III to be untrue in any material respect as of Closing.

        3.20 Bankruptcy with respect to Contributed Entities. No Act of Bankruptcy has occurred with respect to the Contributors, Contributed Entities, Intermediate Entities or Owning Entities.

        3.21 Bulk Sale Compliance. Contributors shall indemnify Acquiror against any claim, loss or liability arising under the bulk sales law in connection with the transaction contemplated herein.

        3.22 Investment Representations. Each Contributor receiving any portion of the Consideration hereunder in Partnership Units represents and warrants to the Acquiror:

                (a) Such Contributor is an "accredited investor" as defined in Rule 501(a) under the Securities Act, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Partnership Units, has so evaluated the merits and risks of such investment, is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment. Such Contributor has completed and executed a Contributor Questionnaire, which sets forth the basis for such Contributor's status as an accredited investor.

                (b) Such Contributor is aware of the Acquiror's business affairs and financial condition and has acquired sufficient information about Acquiror to reach an informed and knowledgeable decision to acquire the Partnership Units. Such Contributor is electing to receive the Partnership Units for investment for its own account and not with a view to any distribution thereof within the meaning of the Securities Act, except for sales contemplated by the Registration Rights Agreement.

                (c) Such Contributor understands that the Partnership Units and the Common Shares issuable upon redemption of the Partnership Units are "restricted securities" under applicable federal and state securities laws and that, pursuant to these laws, such Contributor must hold such securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.

                (d) Such Contributor acknowledges that it has received, reviewed, been given the opportunity to ask questions of representatives of the Acquiror and the REIT regarding, the Acquiror's Partnership Agreement, as amended, and the REIT's Preliminary Offering Memorandum, dated August 2, 2002.

                (e) Such Contributor understands that the Partnership Units and the Common Shares issuable upon redemption of the Partnership Units shall not have been registered under the Securities Act as of the Closing Date. Holders of Partnership Units issuable hereunder shall have registration rights with respect to the Common Shares issuable upon redemption of the Partnership Units upon the terms set forth in the Registration Rights Agreement.

        3.23 Tax Matters with Respect to Contributors. The Contributors represent and warrant that they (and, with respect to the Partnerships, each of its partners) have obtained from their own counsel or tax accountant advice regarding the tax consequences of (i) the transfer of the Contributors' Interest to the Acquiror and the receipt of Partnership Units as consideration therefor,
(ii) the Contributors' admission as partners of the Acquiror, and (iii) any other transaction contemplated by this Agreement. The Contributors further represent and warrant that they have not relied on the Acquiror, the REIT or the their representatives or counsel for such advice.

        3.24 Noncontravention. The execution and delivery of, and the performance by the Contributors of their obligations under this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, the Contributors' Organizational Documents or any agreement, judgment, injunction, order, decree or other instrument binding upon the Contributors, the Real Property, Improvements, any Intermediate Entity or any Owning Entity or result in the creation of any lien or other encumbrance on any Real Property, Improvement or asset of the Contributor. Except as set forth on Schedule 3.24, there are no outstanding agreements (written or oral) pursuant to which the Contributors, Intermediate Entity, or Owning Entity (or any predecessor to or representative of any of the foregoing) have agreed to contribute or have granted an option or right of first refusal to acquire the Real Property, the Improvements, the Brokerage Business or any part thereof, except as provided for in the leases of the Real Property, and as is necessary to effect the purpose of this Agreement.

        3.25 Properties Owned and Leased. Except as set forth on Schedule 3.25, the Real Property and Improvements identified as owned Real Property and Improvements on Schedule

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        3.25    will represent, as of the Closing Date, all the Real Property and Improvements owned by the Contributed Entities, directly or indirectly. The Real Property and Improvements identified as leased Real Property and Improvements on Schedule 3.25 will represent, as of the Closing Date, all Real Property and Improvements leased, directly or indirectly, by the Contributed Entities. All additional information on Schedule 3.25, including without limitation, the name of the direct owner or lessee of the Real Property and Improvements, any lease information, and the address for the Real Property are true and accurate in all material respects.

        3.26 Tenant Leases. Attached as Schedule 3.26 is a true and complete rent roll and list of all leases and other material rights or grants of occupancy storage rights of all or any part of the Real Property or Improvements ("Tenant Leases"). Such schedule correctly shows (a) the tenant name, (b) the date of the Tenant Lease and (c) a complete list of all written amendments to all Tenant Leases (i) which were not assumed when the applicable Owning Entity first acquired the property, (ii) for which the tenant under such Tenant Lease or the seller provided an estoppel certificate when the applicable Owning Entity first acquired the property, or (iii) for which the seller represented to the applicable Owning Entity when the Owning Entity first acquired the property that there were no amendments other than as disclosed to the Owning Entity, and, to the best of the Contributors' knowledge, a complete list of all written amendments to all other Tenant Leases. Attached as Schedule 3.26(a) is a complete list of all rental delinquencies beyond any applicable grace periods in excess of $1,000 and other material defaults under the Tenant Leases. Attached as Schedule 3.26(b) is a true and complete list of all security or other deposits under the Tenant Leases. None of the tenants under the Tenant Lease has paid rent under a Tenant Lease more than one (1) month in advance. The Contributing Entities and the Owning Entities have not received any written notice from a tenant under a Tenant Lease alleging a material default by landlord, except as shown on Schedule 3.26(c) and except for such alleged defaults which have been cured, and to the best of the Contributing Entities' knowledge, no landlord is in material default under any Tenant Lease. Except as shown on Schedule 3.26(d), there are no leasing commissions due or owing or to become due or owing in connection with the Tenant Leases, and the Contributors shall pay or discharge in full or cause them to be paid or discharged in full all other leasing commissions in connection with the Tenant Leases other than commissions which are due and owing upon renewal after the Closing Date. There are no parties in possession of the Real Property or Improvements and paying rent except under Permitted Exceptions or Tenant Leases.

        3.27 Title. Title to each of the Real Properties identified as owned Real Property on Schedule 3.25 is vested only in the Owning Entity as shown on
Schedule 3.25, and is good of record and in fact and subject only to the Permitted Exceptions. Acquiror shall have the right to satisfy mechanics liens, mortgages, deeds of trust and other existing indebtedness other than the Retained Indebtedness and credit that towards the Consideration. Title insurance policies for the Principal Office Properties in the forms attached as Schedule
3.27 ("Title Insurance") shall be obtainable at the Closing.

        3.28    Environmental Matters. Except as otherwise disclosed in
Schedule 3.28:

                (a) To the best of Contributor's knowledge, there have not been and there are not now pending or threatened in writing: (i) claims, complaints, notices, or requests for information received by Contributor or Owning Entities with respect to any alleged violation of any Environmental Law with respect to the Property; or (ii) claims, complaints, notices, or requests for information sent to Contributor or Owning Entities regarding potential or alleged liability under any Environmental Law with respect to the Property.

                (b) To the best of Contributor's knowledge, no conditions exist at, on, or under the Property that, with the passage of time or the giving of notice or both, would constitute a Hazardous Condition or give rise to liability under any Environmental Law.

                (c) To the best of Contributor's knowledge, each Owning Entity is in compliance in all material respects with all orders, directives, permits, certificates, approvals, licenses, and other authorizations from applicable Governmental Authorities, if any, relating to Environmental Laws with respect to the Property.

                (d) To the best of Contributor's knowledge, there are no above-ground tanks that are not in compliance with all Environmental Laws or any underground storage tanks (herein referred to as "USTs") on the Property; and neither Contributor nor any Owning Entity has removed or abandoned any USTs at the Property nor does Contributor have any knowledge of the existence, abandonment or removal of USTs at the Property.

                (e) To the best of Contributor's knowledge, there are no polychlorinated biphenyls ("PCBs") or friable or damaged asbestos at the Property; nor has Contributor nor any Owning Entity removed (or required or requested the removal of) any PCBs or damaged or friable asbestos from the Property, nor does Contributor have knowledge of the previous existence of any PCBs or damaged or friable asbestos at the Property.

                (f) To the best of Contributor's knowledge, Schedule 3.28 contains a true, complete and accurate listing of all of the following: (i) all material reports, test results, analytical data, boring logs, and other studies undertaken by, at the request of or on behalf of Contributor or Owning Entity and/or in its (or its affiliates' or agents') possession or control with respect to the Property and the environmental conditions thereof, (ii) all material orders, directives and notices of Governmental Authorities received by Contributor or Owning Entity or its agents, consultants and contractors in connection with the environmental condition of the Property, and (iii) all material correspondence to and from Governmental Authorities and environmental consultants with respect to the environmental condition of the Property.

        3.29 Survival. Each of the representations, warranties and covenants contained in this Article III and its various subparagraphs are intended for the benefit of the Acquiror and may be waived in whole or in part, by the Acquiror, but only by an instrument in writing signed by the Acquiror. Each of said representations and warranties shall survive the closing of the transaction contemplated hereby for twelve (12) months, except with respect to the Principle Office Properties. The representations and warranties made with respect to the Principle Office Properties shall survive the closing of the transaction contemplated hereby for eighteen (18) months. No investigation, audit, inspection, review or the like conducted by or on behalf of the Acquiror shall be deemed to terminate the effect of any such representations, warranties and covenants, it being understood that the Acquiror has the right to rely thereon and that each such representation, warranty and covenant constitutes a material inducement to the Acquiror to execute this Agreement and to close the transaction contemplated hereby and to pay the Consideration to the Contributors. Acquiror acknowledges and agrees that, except for the representations and warranties expressly set forth herein, Acquiror is acquiring the Real Property, the Improvements and the Brokerage Business "AS-IS, WHERE-IS" with no representations or warranties by or from Contributors or any of its affiliates, express or implied, or any nature whatsoever.

                                   ARTICLE IV
              ACQUIROR'S REPRESENTATIONS, WARRANTIES AND COVENANTS

        To induce the Contributors to enter into this Agreement and to sell the Contributed Entities, the Acquiror hereby makes the following representations and warranties:

        4.1 Organization and Power. The Acquiror is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all partnership powers and all governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of the Acquiror hereunder.

        4.2 Noncontravention. The execution and delivery of this Agreement and the performance by the Acquiror of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, the Acquiror's partnership agreement or any agreement, judgment, injunction, order, decree or other instrument binding upon the Acquiror or result in the creation of any lien or other encumbrance on any asset of the Acquiror.

        4.3 Litigation. There is no action, suit or proceeding, pending or known to be threatened, against or affecting the Acquiror in any court or before any arbitrator or before any Governmental Authority which (i) in any manner raises any question affecting the validity or enforceability of this Agreement or any other agreement or instrument to which the Acquiror is a party or by which it is bound and that is to be used in connection with, or is contemplated by, this Agreement, (ii) could reasonably be expected to materially and adversely affect the business, financial position or results of operations of the Acquiror, (iii) could reasonably be expected to materially and adversely affect the ability of the Contributors to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (iv) could reasonably be expected to create a lien on the Real Property, the Improvements or the Brokerage Business, any part thereof or any interest therein or (v) could reasonably be expected to adversely affect the Real Property, the Improvements or the Brokerage Business, any part thereof or any interest therein or the use, operation, condition or occupancy thereof.

        4.4 Bankruptcy. No Act of Bankruptcy has occurred with respect to the Acquiror.

        4.5 No Brokers. The Acquiror has not engaged the services of, nor is it or will it become liable to, any real estate agent, broker, finder or any other person or entity for any brokerage or finder's fee, commission or other amount with respect to the transaction described herein.

        4.6 Valid Issuance of Partnership Units. The Partnership Units which will be part of the Consideration paid to the Contributors hereunder, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, and will be free of restrictions on transfer except as provided for in the Partnership Agreement (as defined below) and under applicable state and federal securities laws. The Warrants, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued. The Partnership Units underlying the Warrants have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Warrants will be duly and validly issued and will be free of restrictions on transfer except as provided for in the Partnership Agreement and under federal and state securities laws.

        4.7 Partnership Agreement. The partnership agreement of First States Partners II, L.P. as of the Closing Date shall be in substantially the form attached hereto as Exhibit "E."

                                    ARTICLE V
                      CONDITIONS TO OBLIGATIONS OF ACQUIROR

        5.1 Contributors' Deliveries. The Contributors shall have delivered or caused to be delivered to the Acquiror, as the case may be, on or before the Closing Date, all of the documents and other information required of Contributors pursuant to Section 7.2.

        5.2 Representations, Warranties and Covenants; Obligations of Contributors; Certificate. All of the Contributors' representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made (except with respect to representations and warranties which are made as of a specific date), there shall have occurred no material adverse change in the financial condition of the Real Property, the Improvements and the Brokerage Business since the date hereof, the Contributors shall have performed and complied in all material respects with all covenants and other obligations under this Agreement required by this Agreement to be so performed or complied with by the Contributors at or prior to the Closing and the Contributors shall have executed and delivered to the Acquiror at Closing a certificate to the foregoing effect.

        5.3 No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

        5.4 Closing of 144A Offering. Acquiror shall have consummated the 144A Offering.

                                   ARTICLE VI
                    CONDITIONS TO OBLIGATIONS OF CONTRIBUTORS

        6.1 Acquiror's Deliveries. The Acquiror shall have delivered or caused to be delivered to the Contributors, as the case may be, on or before the Closing Date, all of the documents and other information required of Acquiror pursuant to Section 7.3.

        6.2 Representations, Warranties and Covenants; Obligations of Acquiror; Certificate. All of the Acquiror's representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if then made (except with respect to representations and warranties which are made as of a specific date), there shall have occurred no material adverse change in the financial condition of the Acquiror since the date hereof, the Acquiror shall have performed and complied with in all material respects with all covenants and other obligations under this Agreement required by this Agreement to be so performed or complied with by the Contributors at or prior to the Closing and the Acquiror shall have executed and delivered to the Contributors at Closing a certificate to the foregoing effect.

                                   ARTICLE VII
                          CLOSING; ADDITIONAL COVENANTS

        7.1 Closing. Closing shall be held at a location that is mutually acceptable to the parties simultaneous with the closing of the 144A Offering.

        7.2 Contributors' Deliveries. At Closing, the Contributors shall deliver or cause to be delivered to Acquiror all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged on behalf of the Contributors and shall be dated as of the Closing Date:

                (a)     The certificate required by Section 5.2.

                (b)     The Partnership Agreement, executed by the Contributors.

                (c) The Registration Rights Agreement, executed by the Contributors.

                (d)     The Assignment and Assumption Agreements.

                (e)     The Escrow Agreement executed by the Contributors.

                (f)     The FIRPTA Certificates.

                (g) Certified copies of the Contributed Entities' Organizational Documents.

                (h) Appropriate resolutions of the partners, directors or managers of the Contributors for each Contributor which is a partnership, limited liability company or a non-profit corporation, business corporation or insurance company, respectively, together with all other necessary approvals and consents of the Contributors, authorizing (A) the execution on behalf of the Contributors of this Agreement and the documents to be executed and delivered by the Contributors prior to, at or otherwise in connection with Closing, and (B) the performance by the Contributors of its obligations hereunder and under such documents.

                (i) Such proof as the Acquiror may reasonably require with respect to Contributors' compliance with the bulk sales laws or similar statutes.

                (j) All books, records, operating reports, appraisal reports, files and other materials in the Contributors' possession or control which are necessary in the Acquirors discretion to maintain continuity of operation of the Real Property and Improvements.

                (k) To the extent permitted under applicable law, documents of transfer necessary to transfer to the Acquiror the Contributors' employment rating for workmens' compensation and state unemployment tax purposes.

                (l) A completed Questionnaire from each of the Contributors receiving Partnership Units.

                (m)     The Title Insurance.

                (n) Any other document or instrument reasonably requested by the Acquiror or required hereby.

        7.3 Acquiror's Deliveries. At Closing, the Acquiror shall pay, deliver or cause to be delivered to the Contributors the following:

                (a)     The Consideration as set forth in Section 2.2.

                (b)     The certificate required by Section 6.2.

                (c)     The Assignment and Assumption Agreements.

                (d)     The Escrow Agreement executed by Acquiror.

                (e)     The Registration Rights Agreement executed by REIT.

                (f) An indemnity agreement by and between Nicholas S. Schorsch ("Schorsch") and the Acquiror in the form attached hereto as Exhibit "F".

                (g) Any other document or instrument reasonably requested by the Contributors or required hereby.

        7.4 Fees and Expenses; Closing Costs. The Acquiror shall pay all fees, expenses and closing costs relating to the transactions contemplated by this Agreement; provided however, that (i) the Acquiror on one hand, and the Contributors on the other hand, shall split equally the fees of the Escrow Agent and any franchise, license or transfer fees directly related to the consummation of the transactions contemplated by this Agreement; (ii) the Contributors shall pay for the releases of any deeds of trust, mortgages and other financing (other the Retained Indebtedness) encumbering the Real Property and Improvements and for any costs associated with any corrective instruments to the extent such releases or corrections are required to be obtained or made pursuant to this Agreement; and (iii) the Contributors shall pay to the Acquiror $45,000 on account of attorneys' fees. Fees, expenses and closing costs payable by the Contributors may be assessed by reducing the Purchase Price of one or more of the Contributed Entities, deduction from cash proceeds payable at the Closing or from the Escrow, as appropriate.

        7.5 Right to Distribute Cash. Any cash held by a Contributed Entity may be distributed to the Contributors owning a Contributor's Interest therein at any time at or prior to the Closing, provided that any cash so distributed shall not be included in the determination of Adjustment Assets.

        7.6 Right to Distribute Assets. The Contributors may cause all or any of the assets set forth on Schedule 7.6 to be distributed or transferred to any Person at any time at or prior to the Closing.

        7.7 Payment of Commissions. After the Closing, REIT shall pay on behalf of SAR commissions payable to Jeffrey Kahn and Jarret Wells, not to exceed $100,000.

        7.8     Acknowledgement and Release.

                (a) Each Contributor acknowledges that the terms of this Agreement, including without limitation the Purchase Price for the Contributed Entities, were negotiated at arms length among the officers of the REIT and representatives of the initial purchaser in connection with the 144A Offering and that the Purchase Price represents full, fair and adequate consideration for the Contributor's Interests contributed hereunder. Each Contributor acknowledges that it has carefully reviewed the terms of this Agreement and has had the opportunity to retain counsel.

                (b) Each Contributor, on behalf of itself, its successors, heirs and assigns, hereby releases and forever discharges the REIT, the Acquiror, the Contributed Entities, Intermediate Entities and Owning Entities, and each of their respective individual, joint or mutual, past, present and future officers, directors, general partners, Affiliates, stockholders, controlling persons, successors and assigns (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each of the Contributors or any of their respective successors, heirs or assigns now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from any Releasee, whether pursuant to their respective Organizational Documents, contract or otherwise and whether or not relating to clams pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations arising under this Agreement or any agreement, certificate or instrument executed in connection with this Agreement.

                (c) Each Contributor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

                (d) If any provision of this Section 7.8 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 7.8 will remain in full force and effect. Any provision of this
Section 7.8 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                                  ARTICLE VIII
                           CONDEMNATION; RISK OF LOSS

        8.1 Condemnation. In the event of any actual or threatened taking, pursuant to the power of eminent domain, of all or any portion of the Real Property, or any proposed sale in lieu thereof, the Contributors shall give written notice thereof to the Acquiror promptly after the Contributors learns or receives notice thereof. If a Principal Office Property is, or is to be, so condemned or sold, the Acquiror shall have the right to terminate this Agreement pursuant to Section 9.5. If the Acquiror elects not to terminate this Agreement, all proceeds, awards and other payments arising out of such condemnation or sale (actual or threatened) shall be paid or assigned, as applicable, to the Acquiror at Closing.

        8.2 Risk of Loss. The risk of any loss or damage to the Real Property prior to the Closing Date shall remain upon the Contributors. If any such loss or damage to more than twenty five percent (25%) of the value of the Improvements for any single Real Property occurs prior to Closing, the Acquiror shall have the right to cause the Contributors to transfer such Real Property and Improvements such that it is not an asset of the Contributed Entity as of the Closing Date and the Consideration shall be reduced by the amount allocated to the Real Property and Improvements, unless such Real Property is a Principal Office Property, in which case if the Acquiror seeks to cause such transfer the Contributors shall have the right to terminate this Agreement pursuant to
Section 9.5. If the Acquiror elects not to terminate this Agreement or drop a Real Property, all insurance proceeds and rights to proceeds arising out of such loss or damage shall be paid or assigned, as applicable, to the Acquiror at Closing.

                                   ARTICLE IX
             LIABILITY OF ACQUIROR; INDEMNIFICATION BY CONTRIBUTORS;
                 RESTRICTION ON DISPOSITION, TERMINATION RIGHTS

        9.1 Liability of Acquiror. Except for any obligation expressly assumed or agreed to be assumed by the Acquiror hereunder and in the Assignment and Assumption Agreements, the Acquiror does not assume any obligation of the Contributors or any liability for claims arising out of any occurrence prior to Closing.

        9.2 Indemnification by Contributors. Each Contributor shall (i) severally, and not jointly, indemnify and hold harmless the Acquiror, from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys' fees) ("Losses") that may at any time be incurred by the Acquiror, whether before or after Closing, as a result of any breach of the representations, warranties, covenants or obligations of the Contributors set forth herein or in any other document delivered hereunder by the Contributors solely to the extent such representations, warranties, covenants and obligations relate to such Contributor and (ii) jointly and severally indemnify and hold harmless the Acquiror from and against any and all Losses that may at any time be incurred by the Acquiror, whether before or after Closing, as a result of any breach of the representations, warranties, covenants or obligations of the Contributors set forth herein or in any other document delivered hereunder by the Contributors solely to the extent such representations, warranties, covenants and obligations relate to a Contributed Equity in which such Contributor owns a Contributor's Interest. Notwithstanding the foregoing, (a) Contributors will not be liable for any Loss until the aggregate amount of all Losses related to the Contributed Entities exceeds $200,000, and (b) Contributors will not be liable for any Loss relating to any Contributed Entity to the extent that the amount of all Losses relating to such Contributed Entity exceed the Purchase Price of such Contributed Entity. If Losses incurred or claimed with respect to any individual Real Property shall exceed 65% of the aggregate Consideration allocated to such individual Real Property as set forth on Schedule 9.2 hereto, the Contributors shall have the right and option to purchase such Real Property (together with all rights and agreements associated therewith) from the Acquiror at a purchase price equal to the amount of Consideration allocated to such Real Property as set forth on
Schedule 9.2 hereto, minus any amount paid by the Contributors to the Acquiror pursuant to this Section 9.2 related to such Real Property (other than in connection with third party claims). Such option shall be exercisable by the Contributors by providing written notice of such exercise at any time beginning when the aggregate amount of Losses incurred or claimed by the Acquiror with respect to such individual Real Property exceed 65% of the aggregate Consideration allocated to such individual Real Property and ending thirty days after the final, non-appealable determination that Contributors are liable for such Losses under this Section 9.2. In the event of any such exercise, the parties shall use all commercially reasonable efforts to execute and deliver any and all instruments, agreements and documents and obtain all approvals and consents reasonably necessary to effectuate such transfer as soon as practicable. Any indemnification payment otherwise due and payable under this
Section 9.2 shall be decreased to the extent of any net tax benefit and insurance recovery realized or received by the Acquiror or its affiliates. Notwithstanding the foregoing, no claim may be made for indemnification hereunder with respect to any breach of a representation, warranty or covenant on and after the date such representation, warranty or covenant no longer survives as provided in Section 3.29 or 11.10. To the extent that a representation or warranty set forth herein is subject to a Contributor's knowledge, knowledge of any Contributor shall be deemed to be knowledge of all other such Contributors.

        9.3     Indemnity Procedures.

                (a) In the event that the Acquiror shall sustain a Loss against which Acquiror is indemnified under this Agreement, Acquiror shall notify the Contributors in writing of any such Loss so sustained. The Contributors agree to pay Acquiror the amount of such Loss so sustained within thirty (30) days after transmittal of such notice, subject to its right to contest any claim, as hereinafter provided in Section 9.3(b) hereof;

                (b) The Acquiror shall promptly notify the Contributors of the existence of any claim, demand, or other matter involving liabilities to third parties to which the Contributors' indemnification obligations would apply; provided that the failure to notify the Contributors will not relieve the Contributors of any liability except to the extent that the Contributors demonstrate that the defense of such claim, demand or matter is prejudiced by the Acquiror's failure to give such notice. The Acquiror shall give the Contributors a reasonable opportunity to participate in the defense of the same or prosecute such action to conclusion or settlement satisfactory to the Acquiror at the Contributors' own expense and with counsel of the Contributors' own selection so long as the Contributors diligently conduct such defenses to a final conclusion such that (i) no compromise or settlement of such claims may be effected by the Contributors without the Acquiror's consent (which shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of violation of any law or any violation of the rights of any person or entity and no effect on any other claims that may be made against the Acquiror, and (B) the sole relief provided is monetary damages that are paid in full by the Contributors; and (ii) the Acquiror will not have liability with respect to any compromise or settlement of such claims effected without its consent and the Acquiror shall receive a full release; provided that the Acquiror shall at all times also have the right to fully participate in the defense at its owns expense; provided, however that the control of such defense shall rest primarily with the Contributors. If the Contributors shall, within a reasonable amount of time after said notice, fail to defend, the Acquiror shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk and expense of the Contributors. Except as provided in the preceding sentence, the Acquiror shall not compromise or settle the claim or other matter without the prior written consent of the Contributors. If the claim is one that cannot by its nature be defended solely by the Contributors, the Acquiror shall make available all information and assistance that the Contributors may reasonably request, provided that any associated expenses shall be paid by the Contributors. Notwithstanding the above, if the Acquiror determines in good faith that there is a reasonable probability that such a claim, demand or matter may adversely affect it or its affiliates other than as a result of monetary damages for which it is entitled to indemnification under this Agreement, the Acquiror may by notice to the Contributors hire its own counsel at Contributor's expense and/or assume the exclusive right to defend, compromise or settle such demand, claim or matter, but if Acquiror assumes exclusive right to defend, the Contributors shall not be bound by any determination of any demand, claim or matter so defended for the purposes of this Agreement or any compromise or settlement affected without the consent of the Contributors (which many not be unreasonably delayed, conditioned or withheld).

                (c) If the Contributors contest or challenge any claim or action asserted against Acquiror referred to in this Section 9.3, they shall do so at their own cost and expense, holding Acquiror harmless from all costs, fees, expenses, debts, liabilities and charges in connection with such contest, shall diligently defend against any such claim, and shall hold Acquiror's business and assets free and harmless from any attachment, execution, judgment, lien or other legal process.

                (d)     Any indemnification payments made pursuant to this
Article IX hereof may be paid, at the option of the Contributors, in (i) cash or
(ii) cash and Partnership Units in a ratio equal to the ratio of cash and Partnership Units for such Contributor set forth on Schedule 2 for such Contributor and the Contributed Entity to which such indemnification relates. Any Partnership Units used to make an indemnification payment shall be deemed to have a per unit value equal to the Fair Market Value; provided that, if the Contributor disagrees with such value, Contributor shall have the right to challenge the value by submitting such challenge in writing to the Acquiror within 15 days from the date the Contributor received notice of the Acquiror's determination. Any dispute, controversy or claim that cannot be resolved by the parties arising out of or relating to this Section 9.3(d) shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be held in Philadelphia, Pennsylvania, or in such other location as the parties may mutually agree upon. The arbitration will be conducted before a panel of three arbitrators, with one arbitrator named by each party and the third named by the

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

two party-appointed arbitrators, or (if they should fail to agree on the third) by the AAA. The arbitrators may not award non-monetary or equitable relief of any sort. They shall have no power to award punitive damages or any other damages not measured by the prevailing party's actual damages. All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests. The non-prevailing party shall pay all expenses related to or arising out of such arbitration proceeding, including reasonable attorneys' fees.

        9.4 Restriction on Disposition of Real Property and Improvements. The Acquiror covenants and agrees that, until the earlier of (i) five (5) years after the Closing Date and (ii) the date on which Contributors no longer own in the aggregate at least 25% of the Partnership Units issued to Contributors hereunder on the Closing Date (the earlier of (i) and (ii) being referred to as the "Expiration Date"), Acquiror will not sell, transfer, distribute or otherwise dispose of any or all of the Real Property and Improvements (or any successor property or properties acquired by Acquiror in exchange for the Real Property and Improvements in a non-taxable transaction ("Successor Properties")) in a transaction that would result in the allocation of taxable income or gain by Acquiror to Contributors under Section 704(c) of the Code without payment of the indemnity amount described below. Nothing in this Section 9.4 shall prevent Acquiror or one or more of its affiliates from (a) pledging or encumbering any of the Real Property and Improvements or Successor Properties, as applicable, or
(b) assigning, transferring, or otherwise disposing of the Real Property and Improvements or Successor Properties as long as such transfer does not result in the allocation of taxable income or gain to Contributors under Section 704(c) of the Code. In the event that Acquiror breaches its obligation not to dispose of the Real Property and Improvements or Successor Properties, as applicable, pursuant to this Section 9.4, Acquiror shall pay each Contributor (the "Tax Indemnity Payment") an amount equal to the excess, if any, of (a) the tax liability on the amount of gain under Section 704(c) of the Code allocated to such Contributor in connection with such disposition, using an assumed combined federal and state income tax rate of 35% over (b) the present value of such tax liability on the last day of the Acquiror's taxable year in which the related Code section 704(c) gain is allocated to such Contributor, using an annual discount rate equal to the prime rate as announced by Wachovia Bank at the time of determination plus 200 basis points and assuming that the tax liability is paid on the last day of the Acquiror's taxable year in which the Expiration Date occurs or is scheduled to occur. Any such payment shall be made on the last day of the Acquiror's taxable year in which such Code section 7.04(c) gain is allocated to the Contributor.

        9.5 Termination. This Agreement may be terminated at any time prior to the Closing, notwithstanding any prior approvals relating thereto:

                (a) by mutual written consent of the Acquiror and a majority-in-interest of the Contributors;

                (b) by Acquiror if a material breach of any provision of this Agreement has been committed by any Contributor and such breach has not been waived by Acquiror;

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

                (c) by a majority-in-interest of the Contributors if a material breach of any provision of this Agreement has been committed by Acquiror and such breach has not been waived by a majority-in-interest of the Contributors;

                (d) by Acquiror if any condition in Article V has not been satisfied as of the Closing Date of if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Acquiror to comply with its obligations under this Agreement); and Acquiror has not waived such condition on or before such date;

                (e) by a majority-in-interest of the Contributors if any condition in Article VI has not been satisfied as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of the Contributors to comply with their obligations under this Agreement), and a majority-in-interest as the Contributors have not waived such conditions in on or before such date;

                (f) by Acquiror if the 144A Offering does not close by September 30, 2002, or such later date as the Acquiror and a majority-in-interest of the Contributors may agree upon, unless the Acquiror is in material breach of this Agreement; or

                (g) by a majority-in-interest of the Contributors (which may not include any Contributor in material breach of this Agreement) if the 144A Offering does not close by September 30, 2002, or such later date as the Acquiror and a majority-in-interest of the Contributors may agree upon.

        9.6 Effect of Termination. In the event of Termination of this Agreement pursuant to Section 9.5, this Agreement shall become null and void and there shall be no liability on the part of any party hereto under this Agreement.

                                    ARTICLE X
                                POWER OF ATTORNEY

        10.1 Grant of Power. Nicholas S. Schorsch ("Schorsch") is hereby granted the power and authority on behalf of each Contributor to execute any and all instruments and to do or have done all things deemed by Schorsch to be necessary or convenient to the Closing of the transactions contemplated by this Agreement and shall irrevocably be and hereby is made, constituted and appointed for each Contributor, agent and attorney-in-fact for all purposes relative to the Closing of the transactions contemplated by this Agreement. Without limitation of the foregoing, Schorsch shall have full power and authority to act in the name and on behalf of each Contributor in the execution, acknowledgement, verification and filing of the following documents:

                (a)     Assignment and Assumption Agreements;

                (b)     Registration Rights Agreement; and

                (c)     Escrow Agreement.

        10.2 Nature of Power of Attorney. The Power of Attorney granted by each Contributor to Schorsch pursuant to Section 10.1:

                (a) is a special power of attorney coupled with an interest and is irrevocable; and

                (b) may be exercised by Schorsch for all Contributors by the single signature, acting as attorney-in-fact for all the Contributors together, or by listing all of the Contributors and executing any instrument with the single signature of Schorsch, acting as attorney-in-fact for all of the Contributors together.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

        11.1 Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

        11.2 Assignments. The Acquiror may assign its rights hereunder to any affiliate of Acquiror without the consent of the Contributors. No such assignment shall relieve the Acquiror of any of its obligations and liabilities hereunder.

        11.3 Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.

        11.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a "day" or "days" shall refer to calendar days and not business days.

        11.5 Governing Law; Jurisdiction. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania. Subject to Sections 2.2(f) and 9.3(b) hereof, the parties hereto irrevocably consent to the jurisdiction of the federal and state courts located in the Commonwealth of Pennsylvania in any suit or proceeding based on or arising under this Agreement and irrevocably agree that any and all claims arising out of this Agreement or related to the transactions contemplated by this Agreement shall be determined exclusively in such courts. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.

        11.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement.

        11.7 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        11.8 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient.


If to the Contributors:         To the representatives of the Contributors at
                                the address set forth on Schedule 1 hereto.

If to the Acquiror:             First States Group, L.P.
                                1725 The Fairway
                                Jenkintown, PA 19406
                                Attention: Nicholas S. Schorsch

With a copy to:                 Klehr, Harrison, Harvey, Branzburg
                                & Ellers LLP
                                260 S. Broad Street
                                Philadelphia, PA 19102
                                Attention: Keith W. Kaplan, Esquire

Or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and the Escrow Agent in a manner described in this Section.

        11.9 Incorporation by Reference. All of the exhibits attached hereto are by this reference incorporated herein and made a part hereof.

        11.10 Survival. Except as provided in Section 3.29 hereof, all of the representations and warranties of the Contributors and the Acquiror made in this Agreement shall survive for a period of twelve (12) months following Closing, and shall not merge into any document or instrument executed and delivered in connection herewith. Notwithstanding the foregoing, the covenants contained in
Section 8.3 hereof shall survive indefinitely.

        11.11 Further Assurances. The Contributors and the Acquiror each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

        11.12 No Partnership. This Agreement does not and shall not be construed to create a Partnership, joint venture or any other relationship between the parties hereto except the relationship of Contributors and Acquiror specifically established hereby.

        11.13 Time of Essence. Time is of the essence with respect to every provision hereof.

        11.14 Confidentiality. Contributors and its representatives, including any professionals representing Contributors, shall keep the existence and terms of this Agreement strictly confidential, except to the extent disclosure is compelled by law, and then only to the extent of such compulsion.

        10.16 No Release. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to release any Contributor or Owning Entity (nor to bar any action by Acquiror to implead any Contributor or any Owning Entity nor to bar any other action by Acquiror against any Contributor or Owning Entity where Acquiror or any Contributor or Owning Entity may have liability to a third party or any Governmental Authorities) for an environmental matter or condition which existed at or from the Property on or prior to the Closing.

                  [Remainder of Page Intentionally Left Blank]

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

        IN WITNESS WHEREOF, the Contributors and the Acquiror have duly executed this Agreement as of the date first written above.

                             ACQUIROR:


                             FIRST STATES GROUP, L.P.,
                               a Delaware limited Partnership


                             By: First States Group, LLC, its sole general
                                  partner


                             By:
                                ---------------------------------------------
                                Nicholas S. Schorsch, Chief Executive Officer


                             CONTRIBUTORS


                                ---------------------------------------------
                                Nicholas S. Schorsch


                                ---------------------------------------------
                                Steven Gross


                                Meadow Court Trust


                                ---------------------------------------------
                                Name:
                                Title:


                                ---------------------------------------------
                                Irvin G. Schorsch, III


                                ---------------------------------------------
                                Peter A. Schorsch